Exhibit 2

FLY LEASING LIMITED

SECURITIES PURCHASE AGREEMENT

November 30, 2012

TABLE OF CONTENTS

Page

1.		Purchase and Sale of Shares.	1
	1.1.	Sale and Issuance of Shares	1
	1.2.	Closing	1

2.		Representations and Warranties of the Company	2
	2.1.	Organization, Good Standing and Qualification	2
	2.2.	Financial Statements.	2
	2.3.	Authorization; Enforceable Agreement.	3
	2.4.	Indebtedness	3
	2.5.	Litigation	3
	2.6.	Title	3
	2.7.	Taxes	4
	2.8.	Governmental Consents	4
	2.9.	Permits and Licenses	4
	2.10.	Valid Issuance of Shares	4
	2.11.	Capitalization	4
	2.12.	Investment Company Act	5
	2.13.	No Default or Violation	5
	2.14.	Compliance with Laws	5
	2.15.	No Material Adverse Effect	6
	2.16.	Registration Rights; Voting Rights	6
	2.17.	Brokers	6
	2.18.	Reports.	6

3.		Representations and Warranties of the Investors	7
	3.1.	Private Placement.	7
	3.2.	Organization	8
	3.3.	Power and Authority	8
	3.4.	Authorization; Enforceability	8
	3.5.	No Default or Violation	8
	3.6.	Brokers	9
	3.7.	Financial Capability	9

4.		Conditions to All Parties’ Obligations at Closing	9

5.		Conditions to Each Investor’s Obligations at Closing	9
	5.1.	Representations and Warranties	9
	5.2.	Performance	9
	5.3.	BBAM Transaction	9
	5.4.	No Material Adverse Effect	10
	5.5.	Compliance Certificate	10
	5.6.	Purchase of Shares by Other Investor	10
	5.7.	Registration Rights Agreement	10

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	5.8.	Opinion of Company Counsel	10
	5.9.	Listing of Shares	10

6.	6	Conditions of the Company’s Obligations at Closing	10

7.	7	Covenants	11
	7.1.	State Securities Laws	11
	7.2.	Negative Covenants Prior to Closing	11
	7.3.	Transfer Taxes	11
	7.4.	PFIC and Other Tax Information	11
	7.5.	Lock-Up	11

8.	8	Termination.	12
	8.1.	Termination of Agreement Prior to the Closing	12
	8.2.	Effect of Termination Prior to Closing	12

9.		Publicity	12

10.		Miscellaneous.	13
	10.1.	Governing Law	13
	10.2.	Submission to Jurisdiction; Venue; Waiver of Trial by Jury	13
	10.3.	Survival	13
	10.4.	Enforcement of Agreement	13
	10.5.	Successors and Assigns	14
	10.6.	No Third Party Beneficiaries	14
	10.7.	No Personal Liability of Directors, Officers, Owners, Etc	14
	10.8.	Entire Agreement	14
	10.9.	Notices, Etc	14
	10.10.	Expenses	16
	10.11.	Amendments and Waivers	16
	10.12.	Counterparts	16
	10.13.	Severability	16
	10.14.	Titles and Subtitles	17

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SCHEDULES AND EXHIBITS

Schedule I	Schedule of Investors

Exhibit A	Definitions

Exhibit B	Form of Opinion of Jones Day

Exhibit C	Form of Opinion of Conyers Dill & Pearman

iii

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of the 30th day of November, 2012, by and among Fly Leasing Limited, a Bermuda exempted company (the “Company”), the Persons set forth on Schedule I hereto under the heading “Onex Investors” (each, an “Onex Investor” and collectively, the “Onex Investors”), and Summit Aviation Partners LLC, a Delaware limited liability company (“Summit”) (each of the Onex Investors and Summit, an “Investor” and, collectively, the “Investors”). Certain capitalized terms used but not otherwise defined in this Agreement have the respective meanings set forth in Exhibit A hereto.

W I T N E S S E T H:

WHEREAS, the Company desires to sell, and the Investors desire to purchase, severally and not jointly, American Depositary Shares (each, an “ADS” and collectively, “ADSs”) representing the Company’s common shares, par value $0.001 per share (“Common Shares”), on the terms and subject to the conditions contained herein;

WHEREAS, in connection with such sale and purchase, the Company is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Investors, and the Investors will rely on such representations, warranties and covenants as a material inducement to their purchase of the Shares (as defined below); and

WHEREAS, in connection with such sale and purchase, the Investors are willing to make certain representations and warranties set forth herein for the benefit of the Company, and the Company will rely on such representations and warranties as a material inducement to its sale of the Shares.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

1.           Purchase and Sale of Shares.

1.1.           Sale and Issuance of Shares.  Subject to the terms and conditions of this Agreement, each Investor hereby agrees, severally and not jointly, to purchase at the Closing, and the Company hereby agrees to sell and issue to the Investors at the Closing, that number of ADSs set forth opposite such Investor’s name on Schedule I hereto, at a purchase price of $11.41 per ADS.  The ADSs to be issued and sold by the Company to the Investors pursuant to this Agreement are collectively referred to herein as the “Shares”.

1.2.           Closing.  The consummation of the purchase and sale of the Shares and other transactions contemplated hereby (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 a.m. New York City time, on the third Business Day following the satisfaction or waiver of all conditions to the Closing set forth in Sections 4, 5 and 6 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), or at such other time and place as the Company and the Investors may mutually agree.  At the

Closing, the Company shall sell, assign, transfer and deliver to each of the Investors, and each Investor shall purchase from the Company, that number of Shares set forth opposite such Investor’s name on Schedule I hereto, free and clear of all Encumbrances, against payment of the purchase price therefor by wire transfer of immediately available funds.  At the Closing, the Company shall deliver to each of the Investors a certificate or certificates representing the Shares being purchased by such Investor.

2.           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investors as of the date hereof and as of the Closing Date that, except (x) as otherwise disclosed or incorporated by reference in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011 or its other reports and forms filed with or furnished to the Securities and Exchange Commission (the “Commission”) under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after December 31, 2011 (excluding disclosures of risks included in any forward−looking statement disclaimers or other statements that are similarly nonspecific and are predictive and forward−looking in nature) and before the date of this Agreement (all such reports covered by this clause (x) collectively, the “SEC Reports”) and (y) as set forth in the disclosure letter dated as of the date hereof provided to the Investors separately, specifically identifying the relevant subparagraph(s) hereof (provided, that disclosure in any subparagraph of such disclosure letter shall apply to any section or subparagraph hereof to the extent it is reasonably apparent on its face that such disclosure is relevant to such section or subparagraph of this Agreement):

2.1.           Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; has all corporate or other organizational power and authority to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each and every jurisdiction where its business requires such qualification, except where failure to qualify would not have, and would not reasonably be expected to have, a Material Adverse Effect.  True and accurate copies of the Company’s Memorandum of Association and Amended and Restated Bye-Laws, each as amended and in effect as of the date hereof, have been made available to the Investors (collectively, the “Organizational Documents”).

2.2.           Financial Statements.

(a)           The financial statements of the Company and its Subsidiaries on a consolidated basis for each of the periods included or incorporated by reference in the SEC Reports fairly present in all material respects, in accordance with Generally Accepted Accounting Principles, the financial condition, results of operations, cash flows and shareholders’ equity of the Company and its Subsidiaries on a consolidated basis as of the dates and for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(b)           The Company and its Subsidiaries do not have any liabilities or obligations (whether known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of the Company and its

Subsidiaries, on a consolidated basis, or any of them), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Company’s consolidated balance sheet included in the Company’s interim report for the fiscal quarter ended September 30, 2012 included in the Company’s Report on Form 6-K filed on November 14, 2012 (the “Latest Interim Report”), except such liabilities or obligations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

2.3.           Authorization; Enforceable Agreement.

(a)           All organizational action on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution, and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance, sale, and delivery of the Shares being sold hereunder has been taken, and this Agreement and the Registration Rights Agreement to be entered into at Closing, when executed and delivered, assuming due authorization, execution and delivery by the Investors, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally (the “Enforceability Exceptions”).  The sale of the Shares is not subject to any preemptive rights or rights of first offer.

(b)           No provision of the Organizational Documents would, directly or indirectly, restrict or impair the ability of the Investors to vote, or otherwise to exercise the rights of a shareholder with respect to, the Shares or any other shares of the Company that may be acquired or controlled by the Investors.

2.4.           Indebtedness.  Neither the Company nor any of its Subsidiaries is, immediately prior to this Agreement, or will be, at the time of the Closing after giving effect thereto, in default in the payment of any material Indebtedness or in default under any agreement relating to its material Indebtedness or under any material mortgage, deed of trust, security agreement or lease to which it is a party.

2.5.           Litigation.  There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries before or by any Governmental Authority or arbitral body which in the aggregate have, or if adversely determined, would reasonably be expected to have, a Material Adverse Effect.  There is no outstanding judgment, order, writ, injunction or decree of any Governmental Authority against any of the Company or any of its Subsidiaries, or to which the assets of the Company or any of its Subsidiaries is subject or bound, and neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction or decree of any Governmental Authority.  There is no material action, suit, or proceeding by the Company currently pending or that the Company intends to initiate.

2.6.           Title.  Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, its Property that is real property, and good and valid title to, or a valid leasehold interest in, all of its other Property, free and clear of all Encumbrances except for Permitted Encumbrances, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

2.7.           Taxes.  Each of the Company and its Subsidiaries has filed all material tax returns required to have been filed (which returns have been true, correct, and complete in all material respects) and paid all taxes shown thereon to be due, except those for which extensions have been obtained and except for those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with Generally Accepted Accounting Principles.  As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any material audits, examinations, investigations or other proceedings in respect of taxes of the Company or any of its Subsidiaries.

2.8.           Governmental Consents.  No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any Governmental Authority on the part of the Company or any Affiliate thereof is required in connection with the offer, sale, or issuance of the Shares or the consummation of any other transaction contemplated hereby, except (i) such filings required under applicable securities or “blue sky” laws of the states of the United States or (ii) as may be required under the  Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.  Assuming that the representations of the Investors set forth in Section 3 below are true and correct, the offer, sale, and issuance of the Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

2.9.           Permits and Licenses.  The Company and each of its Subsidiaries possess all permits and licenses of Governmental Authorities that are required to conduct its business, except for such permits or licenses the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

2.10.           Valid Issuance of Shares.  The Shares being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly authorized and issued, will be fully paid and nonassessable, will not be issued in violation of any preemptive or similar rights, and will be free and clear of all Encumbrances (including any restrictions on transfer), other than restrictions under applicable state and federal securities laws.

2.11.           Capitalization.  The authorized capital stock of the Company consists of 499,999,900 Common Shares, of which 25,769,115 were issued and outstanding as of September 30, 2012.  As of September 30, 2012, the Company had reserved an aggregate of 1,500,000 Common Shares for issuance pursuant to the Company’s 2010 Omnibus Incentive Plan, under which (i) no options to purchase Common Shares were outstanding, (ii) 892,004 stock appreciation rights had been issued and were outstanding, (iii) 364,144 restricted stock units had been issued and were outstanding, and (iv) no Common Shares were available for future grant.  All issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable.  Other than as provided in this Agreement and the Company’s 2010

Omnibus Incentive Plan, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Company or any Subsidiary thereof of any securities of the Company or any Subsidiary thereof, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer.  There are no outstanding rights or obligations of the Company or any Subsidiary thereof to repurchase or redeem any of its securities.  The rights, preferences, privileges, and restrictions of the Common Shares are as stated in the Organizational Documents.  All outstanding securities of the Company and its Subsidiaries have been issued in compliance with state and federal securities laws.

2.12.           Investment Company Act.  Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

2.13.           No Default or Violation.  The Company is not in violation or default of any provision of the Organizational Documents, each as amended and in effect as of the Closing.  The execution, delivery, and performance of and compliance with this Agreement and the Registration Rights Agreement and the issuance and sale of the Shares will not (x) result in any default or violation of the Organizational Documents, (y) result in any default or violation of any agreement relating to any material Indebtedness of the Company or any of its Subsidiaries or under any material mortgage, deed of trust, security agreement or lease to which any of them is a party, or in any default or violation of any judgment, order or decree of any Governmental Authority applicable to the Company or any of its Subsidiaries or the assets or properties of any of them, or (z) result in (1) a violation or breach of, conflict with, termination of, contravention with or default under (or give rise to any right of termination, cancellation, payment or acceleration) any of the terms, conditions or provisions of, any material contract, agreement or arrangement to which any of the Company or its Subsidiaries is a party, or by which any of their respective properties or assets may be bound, or (2) the creation of any Encumbrance (other than Permitted Encumbrances) upon the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (y) and (z), as would not have, and would not reasonably be expected to have, a Material Adverse Effect.

2.14.           Compliance with Laws.  Neither the Company nor any of its Subsidiaries is in violation of any applicable federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement (collectively, “Laws”) of any Governmental Authority, except where such violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is being investigated with respect to or given notice of, or, to the Knowledge of the Company, been threatened to be charged with, any violation of any applicable Law, except for such of the foregoing as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.

2.15.           No Material Adverse Effect.  Since December 31, 2011, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

2.16.           Registration Rights; Voting Rights.  Except for the Prior Registration Rights Agreement, and except as will be provided in the Registration Rights Agreement, (i) the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently, and (ii) to the Company’s Knowledge, no shareholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

2.17.           Brokers.  No agent, broker, Person, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Subsidiary thereof is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the them in connection with the transactions contemplated by this Agreement.

2.18.           Reports.

(a)           Since December 31, 2009, the Company has timely filed all documents required to be filed with the Commission pursuant to Sections 13(a), 14(a) or 15(d) of the Exchange Act.

(b)           The SEC Reports, when they became effective or were filed with the Commission, as the case may be, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, in each case as in effect at such time, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

(c)           The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a−15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the Commission and other public disclosure documents, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a−15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  As of the date hereof, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes−Oxley Act of 2002, without qualification, when next due.

3.           Representations and Warranties of the Investors.  Each Investor hereby represents and warrants, severally and not jointly, as of the date hereof and as of the Closing Date, as follows:

3.1.           Private Placement.

(a)           Such Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of Shares to it is being made in reliance on a private placement exemption from registration under the Securities Act and that the Company is relying in part upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgments and covenants of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Shares and (iii) acquiring Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the Securities Act.  If such Investor is acquiring the securities as a fiduciary or agent for one or more accounts, such Investor represents that it has sole investment discretion with respect to each such account and it has full power to make the representations, acknowledgements, covenants and agreements set forth herein on behalf of such account.

(b)           Such Investor understands and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Shares have not been and, except as will be contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that the Shares may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to the Company or one of its subsidiaries, in each of cases (i) through (iv) in accordance with any applicable securities laws of any State of the United States.

(c)           Such Investor (i) has such sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares, and (ii) has the ability to bear the economic risks of its prospective investment.

(d)           Such Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Shares, (ii) it has had access to the Company’s public filings with the Commission and to such financial and other information as it deems necessary to make its decision to purchase the Shares, and (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and receive answers thereto, each as it deemed necessary in connection with the decision to purchase the Shares.  Each Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Shares.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon, or any of the other express terms and conditions of this Agreement.

(e)           Such Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

(f)           Except for the representations and warranties contained in Section 2 of this Agreement, each Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and such Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to the Investors in connection with the transactions contemplated by this Agreement.

(g)           Such Investor understands that upon the original issuance of the Shares, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws, any certificates or other instruments representing the Shares, and all certificates or other instruments issued in exchange therefor or in substitution thereof, shall bear customary legends referencing such restrictions on transferability, and that the Company will make a notation on its records and give instructions to any registrar or transfer agent of the Shares in order to implement the restrictions on transfer set forth and described herein.

(h)           Such Investor understands that no U.S. or foreign government or regulatory authority or agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

3.2.           Organization.  Such Investor has been duly organized and is validly existing as a corporation, partnership or other entity under the laws of its jurisdiction of organization.

3.3.           Power and Authority.  Such Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance hereof.

3.4.           Authorization; Enforceability.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Investor, and this Agreement has been duly executed and delivered by such Investor and, assuming due authorization, execution and delivery of this Agreement by the Company and the other Investors, this Agreement constitutes a valid and binding obligation of such Investor, enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Enforceability Exceptions.

3.5.           No Default or Violation.  The execution, delivery, and performance of and compliance with this Agreement and the issuance and sale of the Shares will not (x) result in any default or violation of the organizational documents of such Investor, (y) result in any default or violation of any agreement relating to its material Indebtedness or under any material mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any judgment, order or decree of any Governmental Authority applicable to such Investor or its assets or properties, or (z) result in (1) a violation or breach of, or a conflict with, termination of, contravention of or default under (or give rise to any right of termination, cancellation, payment or acceleration under) any of the terms, conditions or provisions of, any material contract, agreement or arrangement to which such Investor is a party, or by which any of its properties or assets may be bound, or (2) the creation of any lien or other encumbrance upon the properties or assets of such Investor, except in the case of clauses (y) and (z), as would not have, and would not reasonably be expected to have, a material adverse effect on the ability of such Investor to consummate the transactions contemplated hereby.

3.6.           Brokers.  No agent, broker, Person, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of such Investor is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from such Investor in connection with the transactions contemplated by this Agreement.

3.7.           Financial Capability.  Such Investor currently has or at Closing will have available funds necessary to purchase the Shares at Closing on the terms and conditions contemplated by this Agreement.

4.           Conditions to All Parties’ Obligations at Closing.  The obligations of each of the Investors and the Company to effect the purchase and sale of the Shares at the Closing is subject to the fulfillment at the Closing of the condition that no judgment, order, decree, ruling, or charge shall have been entered in any action, suit, or proceeding before any Governmental Authority having jurisdiction over any party to this Agreement, and no preliminary or permanent injunction by any court or Governmental Authority shall have been issued, which would have the effect of (i) making the transactions contemplated by this Agreement illegal, or (ii) otherwise preventing the consummation of the transactions contemplated by this Agreement.

5.           Conditions to Each Investor’s Obligations at Closing.  The obligation of each Investor to purchase Shares at the Closing is subject to the fulfillment at the Closing of each of the following conditions, any or all of which may be waived by such Investor:

5.1.           Representations and Warranties.  (i) The representations and warranties of the Company contained in Sections 2.1 (Organization, Good Standing and Qualification), 2.3 (Authorization; Enforceable Agreement), 2.11 (Valid Issuance of Shares), 2.12 (Capitalization) and 2.18 (Brokers) shall be true and correct in all respects as of the date hereof and as of the Closing Date, and (ii) the other representations and warranties of the Company contained in Section 2 shall be true and correct as of the date hereof and as of the Closing Date (in each case without giving effect to any qualifications as to materiality or Material Adverse Effect or any similar qualification), except, in the case of this clause (ii), for such failures to be true and correct as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect.

5.2.           Performance.  The Company shall have performed and complied in all material respects with all of its agreements and covenants contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3.           BBAM Transaction.  The purchase of a fifty percent (50%) equity interest in BBAM Limited Partnership by certain Affiliates of the Onex Investors, as contemplated by that certain Purchase Agreement, dated as of the date hereof, by and among the Affiliates of the Onex Investors that are purchasers named therein, Summit, Fly-BBAM Holdings, Ltd., Summit Aviation Management Co., Ltd., and BBAM Limited Partnership (the “BBAM Purchase Agreement”), shall have been consummated upon the terms set forth in the BBAM Purchase Agreement.

5.4.           No Material Adverse Effect.  Since the date of this Agreement, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

5.5.           Compliance Certificate.  The Company shall deliver to the Investors of the Company at the Closing a certificate signed by the Chief Executive Officer or the Chief Financial Officer stating that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

5.6.           Purchase of Shares by Other Investor.  (i) If such Investor is an Onex Investor, Summit shall have consummated its purchase of Shares pursuant to this Agreement (or Summit will consummate such purchase simultaneously with such Onex Investor), and (ii) if such Investor is Summit, the Onex Investors shall have consummated their purchase of Shares pursuant to this Agreement (or the Onex Investors will consummate such purchase simultaneously with Summit).

5.7.           Registration Rights Agreement.  The Company and Summit shall have terminated the Prior Registration Rights Agreement, and neither Summit nor any other Person shall have any outstanding registration rights thereunder.  The Company and the Investors shall have entered into a new registration rights agreement relating to the registration of the Shares (the “Registration Rights Agreement”), which Registration Rights Agreement (i) shall provide that the Company shall file a Form F-3 or other “shelf” registration statement providing for the registration of all of the Shares under the Securities Act as promptly as practicable following the filing of the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2012, and shall maintain the effectiveness of such registration statement until all Shares have been sold thereunder, and (ii) otherwise contain customary terms.

5.8.           Opinion of Company Counsel.  The Investors shall have received (a) an opinion of Jones Day, counsel to the Company, dated the Closing Date, covering the matters set forth on Exhibit B, and (b) an opinion of Conyers Dill & Pearman, counsel to the Company, dated the Closing Date, covering the matters set forth on Exhibit C.

5.9.           Listing of Shares.  The Company shall, prior to the Closing, cause the Shares to be approved for listing on the NYSE, subject to official notice of issuance.

6.           Conditions of the Company’s Obligations at Closing.  The obligations of the Company to issue and sell the Shares to the Investors at the Closing are subject to the fulfillment at the Closing of the condition (which condition may be waived by the Company) that the representations and warranties of the Investors contained in Section 3 shall be true and correct as of the date hereof and as of the Closing Date (in each case without giving effect to any qualifications as to materiality or material adverse effect or any similar qualification), except for such failures to be true and correct as would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of the Investors to consummate the transactions contemplated hereby.

7.           Covenants.  The Company and the Investors hereby covenant and agree, for the benefit of the other parties hereto and their respective assigns, as follows:

7.1.           State Securities Laws.  The Company shall use all commercially reasonable efforts to (x) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of the Shares, and (y) cause such authorization, approval, permit or qualification to be effective as of the Closing.

7.2.           Negative Covenants Prior to Closing.  From the date of this Agreement through the Closing the Company shall not, shall cause its Subsidiaries not to:

(a)           Declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock, except for (i) dividends and distributions that are solely to the Company or a Subsidiary thereof and (ii) cash dividends paid in accordance with the Company’s  dividend policy in effect as of the date hereof, as described in the SEC Reports;

(b)           Redeem, repurchase or acquire any capital stock of the Company or any of its Subsidiaries;

(c)           Amend the Organizational Documents; or

(d)           Authorize, issue or reclassify any capital stock, or securities convertible into capital stock (or securities convertible into any such convertible securities), of the Company or its Subsidiaries (other than the authorization and issuance of the Shares in accordance with this Agreement).

7.3.           Transfer Taxes.  The Company shall pay any and all documentary, stamp or similar issue or transfer tax due on the issue of the Shares at Closing.

7.4.           PFIC and Other Tax Information.  For as long as any Shares remain outstanding, the Company shall provide the Investors with such Information as any Investor, or its investors, may require or reasonably request to make and maintain an election to treat the Company as a “qualified electing fund” within the meaning of Section 1295 of the Code.  In addition, the Company shall provide to each Investor such other information as such Investor may reasonably request to comply with its U.S. federal, state, local, and/or non-U.S. tax filing obligations with respect to its investment in the Company.

7.5.           Lock-Up.   Each Investor hereby agrees that, following the Closing Date, it will not sell or otherwise dispose of any ADSs that it holds without the prior written consent of the Company; provided, that, notwithstanding the foregoing, (i) the Onex Investors shall be permitted, without the consent of the Company, to sell or otherwise dispose of from time to time, in the aggregate (together with any previous disposals of ADSs contemplated by this clause (i)), the number of ADSs equal to (x) 1,752,848 multiplied by (y) the Onex Sell Down Percentage, (ii) Summit shall be permitted, without the consent of the Company, to sell or otherwise dispose of from time to time, in the aggregate (together with any previous disposals of ADSs contemplated by this clause (ii)), the number of ADSs equal to (x) 1,438,212 multiplied by (y) the Onex Sell Down Percentage, and (iii) each Investor shall be permitted, without the consent of the Company, to transfer ADSs to an Affiliate thereof.

8.           Termination.

8.1.           Termination of Agreement Prior to the Closing.  This Agreement may be terminated at any time prior to the Closing:

(a)           by any Investor, or the Company, if the BBAM Purchase Agreement is terminated in accordance with its terms;

(b)           by any Investor, or the Company, if the Closing shall not have occurred by January 4, 2013; provided, however, that the right to terminate this Agreement under this Section 8.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date (unless such failure is waived in writing by the nonbreaching party);

(c)           by any Investor, or the Company, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(d)           by the mutual written consent of all of the Investors and the Company.

8.2.           Effect of Termination Prior to Closing.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto, except that nothing herein shall relieve either party from liability for any breach of any covenant or agreement in this Agreement.

9.           Publicity.  No written public release or written announcement concerning the purchase of Shares contemplated hereby shall be issued by any party to this Agreement without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.  The provisions of this Section 9 shall not restrict the ability of a party to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document so long as the other parties are provided a reasonable opportunity to review such disclosure in advance.

10.           Miscellaneous.

10.1.           Governing Law.  This Agreement shall be governed in all respects by the laws of the State of New York without regard to choice of laws or conflict of laws provisions thereof that would require the application of the laws of any other jurisdiction.

10.2.           Submission to Jurisdiction; Venue; Waiver of Trial by Jury.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any United States Federal court sitting in the County of New York, in the State of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby (or, solely to the extent that no such United States Federal court has jurisdiction over such suit, action or proceeding, to the exclusive jurisdiction of any New York State court sitting in the County of New York, in the State of New York, with respect thereto).  Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

10.3.           Survival.  The representations and warranties made in Sections 2 and 3, and the covenants and agreements set forth herein that contemplate performance solely prior to the Closing, shall expire at the Closing and have no further force and effect.  The covenants and agreements set forth herein that contemplate performance at or after the Closing shall survive until such covenants and agreements are fully performed in accordance with their terms.  All statements of the Company as to factual matters contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement shall be deemed to be the representations and warranties of the Company hereunder as of the date of such certificate.

10.4.           Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Federal court sitting in the County of New York, in the State of New York (or, solely to the extent that no such Federal court has jurisdiction over such suit, action or proceeding, in any New York State court sitting in the County of New York, in the State of New York), this being in addition to any other remedy to which they are entitled at law or in equity.  Additionally, each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor.

10.5.           Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto; provided, however, the rights of the Investors under this Agreement shall not be assignable to any Person without the consent of the Company; provided further, that any Onex Investor shall be permitted, without the consent of the Company, to assign all or a portion of its rights and obligations to purchase Shares at the Closing to one or more Affiliates thereof.

10.6.           No Third Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including without limitation any partner, member, shareholder, director, officer, employee or other beneficial owner of any party hereto, in its own capacity as such or in bringing a derivative action on behalf of a party hereto) shall have any standing as third party beneficiary with respect to this Agreement or the transactions contemplated hereby.

10.7.           No Personal Liability of Directors, Officers, Owners, Etc.  No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of any of the Investors or the Company shall have any liability for any obligations of the Investors under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Investors or the Company hereunder.  Each party hereto hereby waives and releases all such liability.  This waiver and release is a material inducement to each party’s entry into this Agreement.

10.8.           Entire Agreement.  This Agreement supersedes all other prior oral or written agreements among the parties hereto and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the parties hereto makes any representation, warranty, covenant or undertaking with respect to such matters.

10.9.           Notices, Etc.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) three (3) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) business day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.9):

(a)           if to the Onex Investors, to:

c/o Onex Partners Advisor LP
161 Bay Street
Toronto, ON M5J 2 S1
Attention: Tawfiq Popatia

With copies to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Telecopy: (212) 859-4000
Attention: Christopher Ewan, Esq. and David Shaw, Esq.

(b)           if to Summit, to:

Summit Aviation Partners LLC
50 California Street, 14th Floor
San Francisco, CA 94111
Telecopy: (415) 618-3337
Attention: General Counsel

and

Summit Aviation Management Co., Ltd.
c/o Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman KY1-1104
Cayman Islands
Telecopy: (345) 949-8080
Attention: Director

With copies to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Telecopy: (650) 752-3601
Attention: Daniel G. Kelly, Jr.

(c)           if to the Company, to:

Fly Leasing Limited
West Pier
Dun Laoghaire

County Dublin, Ireland
Telecopy: +353 1 231 1901
Attention: Colm Barrington, Chief Executive Officer

With copies to:

Jones Day
222 East 41st Street
New York, New York 10017
Telecopy: (212) 755-7306
Attention: Boris Dolgonos, Esq.

10.10.           Expenses.  The Company and each of the Investors shall bear their own respective costs and expenses incurred by them or on their behalf with respect to this Agreement and the transactions contemplated hereby.

10.11.           Amendments and Waivers.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investors representing a majority of the Shares purchased under this Agreement, and any amendment to this Agreement made in conformity with the provisions of this Section 10.11 shall be binding on the Investors and all holders of the Shares purchased under this Agreement, as applicable.  No provision hereof may be waived other than by an instrument in writing signed by the party from whom such waiver is requested.

Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.  No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

10.12.           Counterparts.  This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format (i.e., “PDF”), each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

10.13.           Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

10.14.           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FLY LEASING LIMITED

By:	/s/ Colm Barrington
Name: Colm Barrington
Title: Chief Executive Officer

[Signature Page to Fly Purchase Agreement – Onex Investors]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ONEX INVESTORS

ONEX CORPORATION

By:	/s/ Donald W. Lewtas
Name: Donald W. Lewtas
Title: Chief Financial Officer

By:	/s/ Christopher A. Govan
Name: Christopher A. Govan
Title: Managing Director

NEW PCO INVESTMENTS LTD.

By:	/s/ Christopher A. Govan
Name: Christopher A. Govan
Title: Managing Director

By:	/s/ Lori Shapiro
Name: Lori Shapiro
Title: Vice President

ONEX PARTNERS III GP LP
By:	Onex Partners GP Inc., its General Partner

By:	/s/ Robert M. Le Blanc
Name: Robert M. Le Blanc
Title: President

By:	/s/ Donald F. West
Name: Donald F. West
Title: Vice President

[Signature Page to Fly Purchase Agreement – Onex Investors]

ONEX US PRINCIPALS LP

By:	Onex American Holdings GP LLC, its General
Partner

By:	/s/ Donald F. West
Name: Donald F. West
Title: Director

ONEX PARTNERS III PV LP

By:	Onex Partners III GP LP, its General Partner
By:	Onex Partners Manager LP, its Agent
By:	Onex Partners Manager GP ULC, its General
Partner

By:	/s/ Robert M. Le Blanc
Name: Robert M. Le Blanc
Title: Managing Director

By:	/s/ Donald F. West
Name: Donald F. West
Title: Vice President and Secretary

ONEX PARTNERS III SELECT LP
By:	Onex Partners III GP LP, its General Partner
By:	Onex Partners Manager LP, its Agent
By:	Onex Partners Manager GP ULC, its General
Partner

By:	/s/ Robert M. Le Blanc
Name: Robert M. Le Blanc
Title: Managing Director

By:	/s/ Donald F. West
Name: Donald F. West
Title: Vice President

[Signature Page to Fly Purchase Agreement – Onex Investors]

ONEX PARTNERS III LP
By:	Onex Partners III GP LP, its General Partner
By:	Onex Partners Manager LP, its Agent
By:	Onex Partners Manager GP ULC, its General
Partner

By:	/s/ Robert M. Le Blanc
Name: Robert M. Le Blanc
Title: Managing Director

By:	/s/ Donald F. West
Name: Donald F. West
Title: Vice President and Secretary

[Signature Page to Fly Purchase Agreement – Onex Investors]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUMMIT AVIATION PARTNERS LLC

By:	/s/ Steven Zissis
Name: Steven Zissis
Title: President

[Signature Page to Fly Purchase Agreement – Summit Aviation Partners LLC]

SCHEDULE I

SCHEDULE OF INVESTORS

Investor	Number of ADSs	Aggregate Purchase Price
Onex Investors:
Onex Corporation	441,860.00	$5,041,622.60
New PCo Investments Ltd.	17,528.00	$199,994.48
Onex Partners III GP LP	39,536.00	$451,105.76
Onex US Principals LP	3,760.00	$42,901.60
Onex Partners III PV LP	15,624.00	$178,269.84
Onex Partners III Select LP	3,957.00	$45,149.37
Onex Partners III LP	1,230,583.00	$14,040,952.03
Total for Onex Investors:	1,752,848.00	$19,999,995.68
Summit	438,212	$4,999,998.92
Total for Onex Investors and Summit:	2,191,060	$24,999,994.60

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EXHIBIT A

DEFINITIONS

The following terms shall have the respective meanings for all purposes of the Agreement:

“Affiliate” shall mean any Person controlling, controlled by or under common control with any other Person; and with respect to an individual, “Affiliate” shall also mean any other individual related to such individual by blood or marriage.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

“Encumbrance” means, whether arising under any contract or otherwise, any claims, security interests, liens, encumbrances, pledges, mortgages, hypothecations, rights of others, assessments, voting trust agreements, options, rights of first offer, proxies, title defects, factoring or conditional sale or other agreement on deferred terms and charges or other restrictions or limitations of any nature whatsoever.

 “Generally Accepted Accounting Principles” shall mean United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over the Investors, the Company, any of the Company’s Subsidiaries or their respective Property.

 “Indebtedness” means, with respect to a Person: (i) any indebtedness for borrowed money, whether or not having recourse to the borrower; (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument; (iii) all obligations of such Person under any capital leases; (iv) any obligation under any factoring, securitization or other similar facility or arrangement; (v) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities, and (vi) any obligation issued or assumed as the deferred purchase price of property or services, including any earnout arrangements; (vii) all obligations under any interest rate or currency protection agreement or swaps, forward contracts and similar agreements, and (viii) all guarantees issued in respect of the obligations described in clauses (i)-(vii) above of any other Person (contingent or otherwise), in each case including the aggregate principal amount of,

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and any accrued interest and applicable pre-payment charges, fees, penalties or premiums with respect to such obligations; provided that, Indebtedness shall not include, with respect to the Company or any of its Subsidiaries, inter-company indebtedness solely between the Company and a Subsidiary thereof, or between one Subsidiary of the Company and another.

“Knowledge” of the Company shall mean the actual knowledge of any of the following individuals without the obligation of inquiry: Steven Zissis, Colm Barrington, Gary Dales, Wesley Dick, Mina Kim, Robert Tomczak, and Lynn Truong.

“Material Adverse Effect” means any change, effect, or occurrence that (a) has or results in, or would reasonably be expected to have or result in, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) does, or would reasonably be expected to, materially impair or delay the ability of the Company to promptly perform its obligations hereunder or under the Registration Rights Agreement; provided, however, that no changes, effects or occurrences resulting from, relating to, or arising out of the following shall be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur: (i) the effect of any change in the U.S. or foreign economies to the extent that it does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; (ii) the effect of any change that generally affects any industry or market in which the Company and its Subsidiaries operate to the extent that it does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism to the extent that it does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; and (iv) the effect of any changes in applicable Laws or Generally Accepted Accounting Principles (or the interpretation thereof).

“Onex Sell Down Percentage” means, at any time, the percentage of outstanding equity interests in BBAM LP that have been sold or otherwise transferred by any Onex Investor (or permitted transferee thereof) to third parties on or prior to such time.

“Permitted Encumbrances” means (i) Encumbrances for taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Generally Accepted Accounting Principles have been established in the Company’s consolidated balance sheet included in the Latest Interim Report; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Encumbrances arising by operation of Law and incurred in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (v) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, and zoning, building and other similar ordinances, regulations, variances and restrictions, in each case that do not and would not

2

reasonably be expected to materially adversely affect the subject property; and (vi) as to leased real property, all Encumbrances created or incurred by any owner, landlord, sublandlord or other Person in title, in each case that do not and would not reasonably be expected to materially adversely affect the subject property.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or any other form of legal entity.

“Prior Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of October 2, 2007, between Summit and the Company.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

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EXHIBIT B

FORM OF OPINION OF JONES DAY,
COUNSEL TO THE COMPANY

1.	The Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.
The execution, delivery and performance by the Company of the Agreement does not conflict with or result in a violation of, or require any filing with or consent or approval from, any governmental authority under, any law, rule or regulation of the United States or any state thereof or any orders or judgments to which the Company is subject.

3.
The execution, delivery and performance by the Company of the Agreement does not result in a violation of  any Contract to which the Company or any of its Subsidiaries is a party, or require any notice to or consent or approval from any counterparty to such Contract.

4.	The offer and sale of the ADSs to the Investors pursuant to the Agreement are exempt from the registration requirements of the Securities Act of 1933.

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EXHIBIT C

FORM OF OPINION OF CONYERS DILL & PEARMAN,
COUNSEL TO THE COMPANY

1.	The Company is an exempted company, duly organized, validly existing and in good standing under the laws of Bermuda.

2.	The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement.

3.	The Agreement has been duly executed and delivered by the Company.

4.	The execution, delivery and performance by the Company of the Agreement has been duly authorized by all necessary organizational action on the part of the Company.

5.
The Common Shares represented by the Shares are validly issued, fully paid and nonassessable and no person is entitled to preemptive rights under Bermuda law or the Organizational Documents of the Company in connection with such issuance.

6.
The execution, delivery and performance by the Company of the Agreement does not conflict with or result in a violation of, or require any filing with or consent or approval from, any governmental authority under, any law, rule or regulation of any jurisdiction (including, without limitation, Bermuda or the United States or any state thereof) or any orders or judgments to which the Company is subject.

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